Exhibit 107

Calculation of Filing Fee Tables

Form S-4
(Form Type)

BROOKLINE BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price		Fee Rate(3)	Amount of Registration Fee

Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.01 per share (1)	Other (2)	13,275,355	(1)	-	$169,722,805.80	(2)	0.0000927	$15,733.30	(3)

Fees Previously Paid

	Total Offering Amounts						$169,722,805.80			$15,733.30
	Total Fees Previously Paid									$15,733.30
	Total Fee Offsets									—
	Net Fee Due									$15,733.30

(1)	Represents the estimated maximum number of shares of common stock, par value $0.01 per share, of Brookline Bancorp, Inc. (“Brookline” and such shares, the “Brookline common stock”) to be issued upon completion of the merger described in the proxy statement/prospectus contained herein (the “merger”) with PCSB Financial Corporation (“PCSB”). This number is based on 60% of the product of (a) an exchange ratio of 1.3284 shares of Brookline common stock for each share of PCSB common stock, par value $0.01 per share (“PCSB common stock”), and (b) an estimate of the maximum number of shares of PCSB common stock issued and outstanding as of June 24, 2022 or issuable or expected to be exchanged (including in respect of PCSB equity awards) in connection with the merger of Brookline and PCSB, collectively equal to 13,275,355.

(2)	Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is (i) the product of (A) $18.99, the average of the high and low prices per share of PCSB common stock on the Nasdaq Capital Market on June 21, 2022, and (B) 16,655,820, the maximum possible number of shares of PCSB common stock which may be cancelled and exchanged in the merger (including shares of PCSB common stock issuable upon exercise of outstanding options to purchase PCSB common stock), less (ii) the estimated amount of cash that would be paid by Brookline in exchange for such maximum possible number of shares of PCSB common stock which may be cancelled and exchanged in the merger (which equals $146,571,216).

(3)	Computed in accordance with Rule 457(f) under the Securities Act to be $15,733.30, which is equal to 0.0000927 multiplied by the proposed maximum aggregate offering price of $169,722,805.80.